EXECUTION VERSION

EQUITY ONE, INC.

$200,000,000

3.81% Senior Unsecured Notes Series A due 2026
3.91% Senior Unsecured Notes Series B due 2026

______________

NOTE PURCHASE AGREEMENT

______________

Dated April 20, 2016

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SCHEDULE A	-	DEFINED TERMS

SCHEDULE B	-	INFORMATION RELATING TO THE PURCHASERS

SCHEDULE 1-A	-	FORM 0F 3.81% SENIOR UNSECURED NOTE SERIES A DUE 2026

SCHEDULE 1-B	-	FORM 0F 3.91% SENIOR UNSECURED NOTE SERIES B DUE 2026

SCHEDULE 2	-	FORM OF SUBSIDIARY GUARANTOR

SCHEDULE 4.4(a)	-	FORM OF OPINION OF SPECIAL COUNSEL FOR THE COMPANY AND THE SUBSIDIARY GUARANTORS

SCHEDULE 4.4(b)	-	FORM OF OPINION OF DELAWARE LOCAL COUNSEL FOR THE COMPANY AND THE SUBSIDIARY GUARANTORS

SCHEDULE 4.4(c)	-	FORM OF OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS

SCHEDULE 5.4	-	SUBSIDIAIRIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK

SCHEDULE 5.5	-	FINANCIAL STATEMENTS

SCHEDULE 5.15	-	EXISITING INDEBTNESS; FUTURE ENCUMBERANCES

SCHEDULE 10.1	-	AFFILIATE TRANSACTIONS

SCHEDULE 10.5	-	EXISTING ENCUMBERANCES

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EQUITY ONE, INC.
410 Park Avenue, Suite 1220
New York, New York 10022

3.81% Senior Unsecured Notes Series A due 2026
3.91% Senior Unsecured Notes Series B due 2026

April 20, 2016

TO EACH OF THE PURCHASERS LISTED IN
SCHEDULE B HERETO:
Ladies and Gentlemen:
Equity One, Inc., a Maryland corporation (together with any successor thereto that becomes a party hereto pursuant to Section 10.2, the “Company”), agrees with each of the Purchasers as follows:

SECTION 1.	AUTHORIZATION OF NOTES .
The Company will authorize the issue and sale, in two series, of $200,000,000 aggregate principal amount of its Senior Notes, of which (a) $100,000,000 aggregate principal amount shall be its 3.81% Series A Senior Unsecured Notes due 2026, which will mature and become due on the date that is 10 years from the date of the First Closing (the “Series A Notes”), and (b) $100,000,000 aggregate principal amount shall be its 3.91% Series B Senior Unsecured Notes due 2026, which will mature and become due on the date that is 10 years from the date of the Second Closing (the “Series B Notes” and, together with the Series A Notes, the “Notes” such term to include any such notes as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the respective forms set out in Schedules 1-A and 1-B. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern. References to a “Schedule” are references to a Schedule attached to this Agreement unless otherwise specified. References to a “Section” are references to a Section of this Agreement unless otherwise specified.

SECTION 2.	SALE AND PURCHASE OF NOTES.
Section 2.1.    Sale and Purchase of Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the applicable Closing as provided for in Section 3, Notes in the respective series and in the principal amount specified opposite such Purchaser’s name in Schedule B at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
Section 2.2.    Subsidiary Guaranty. Subject to the terms of Section 9.7, the payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guaranty.

SECTION 3.	CLOSINGS.
The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Greenberg Traurig, LLP, 77 West Wacker Drive, Suite 3100, Chicago, Illinois 60601, at 9:00 a.m., Chicago time, (i) with respect to the Series A Notes,

EQUITY ONE, INC.                NOTE PURCHASE AGREEMENT

at a closing on May 11, 2016 or such earlier date designated by the Company in a written notice furnished to you at least 30 days prior to the proposed date of closing (the “First Closing”) and (ii) with respect to the Series B Notes, at a closing on August 11, 2016 or such earlier date designated by the Company in a written notice furnished to you at least 30 days prior to the proposed date of closing (the “Second Closing”, each of the First Closing and the Second Closing being referred to herein as, a “Closing”). At each Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note for each series to be so purchased (or such greater number of Notes in denominations of at least $500,000 as such Purchaser may request) dated the date of such Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 1001622429 at City National Bank of Florida, 25 W Flagler Street, Miami, FL 33130, ABA# 066004367, account name: Equity One, Inc. If at a Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Company to tender such Notes.

SECTION 4.	CONDITIONS TO EACH CLOSING.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at a Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:
Section 4.1.    Representations and Warranties.
(a)    Representations and Warranties of the Company. Subject to paragraph (c) below, the representations and warranties of the Company in this Agreement shall be correct when made and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) at such Closing.
(b)    Representations and Warranties of the Subsidiary Guarantors. Subject to paragraph (c) below, the representations and warranties of the Subsidiary Guarantors in the Subsidiary Guaranty shall be correct when made and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) at such Closing.
(c)    No later than five (5) Business Days prior to each Closing, the Company may supplement pursuant to an Officer’s Certificate, (i) Schedule 5.4 with respect to any changes in the Company’s Subsidiaries and/or Unconsolidated Affiliates since the date of this Agreement, (ii) Schedule 5.5 with the Company’s most recently published financial statements and (iii) the representation and warranty in Section 5.15 with information as to any Material changes in the Company’s and its Subsidiaries’ Indebtedness, Guaranties and Liens since December 31, 2015, which (x) in each case of clauses (i) and (ii), will be accurate and complete and not include disclosure of any change, event or condition which could reasonably be expected to cause a Material Adverse Effect and (y) in the case of clause (iii) will be accurate and complete and not include disclosure of any change, event or condition which after giving effect to such changes and the issue and sale of the Notes, would cause the Company not to be in compliance with Sections 10.5 and 10.8 on a pro forma basis (assuming that the Indebtedness under the Notes and any additional Indebtedness reflected in such supplement to Section 5.15 had been incurred on the last day of the quarterly or annual fiscal period of the Company most recently ended).
Section 4.2.    Performance; No Default. The Company and each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement and the Subsidiary Guaranty required to be performed or complied with by it prior to or at such Closing and from the date of the date of this Agreement to each Closing assuming that Sections 9 and 10 are applicable from the date of this Agreement. From the date of this Agreement until each Closing, before and

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after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.
Section 4.3.    Compliance Certificates.
(a)    Officer’s Certificate of the Company. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1(a), 4.2 and 4.9 have been fulfilled.
(b)    Secretary’s Certificate of the Company. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.
(c)    Officer’s Certificate of the Subsidiary Guarantors. Each Subsidiary Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1(b), 4.2 and 4.9 have been fulfilled.
(d)    Secretary’s Certificate of the Subsidiary Guarantors. Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other corporate, limited liability company or partnership (as the case may be) proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty and (ii) such Subsidiary Guarantor’s organizational documents as then in effect.
Section 4.4.    Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a) from Mayer Brown LLP, counsel for the Company and Subsidiary Guarantors, covering the matters set forth in Schedule 4.4(a) (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), (b) from Venable LLP, Maryland counsel for the Company, covering the matters set forth in Schedule 4.4(b) (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (c) from Greenberg Traurig, LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(c) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
Section 4.5.    Purchase Permitted By Applicable Law, Etc. On the date of such Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6.    Sale of Other Notes. (a) Contemporaneously with each Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in Schedule B.
(b)    With respect to the Second Closing, the Company shall have sold the Series A Notes to each Purchaser of such Notes and each Purchaser shall have purchased such Notes as specified in Schedule B or any failure of the Company to sell any Series A Notes shall not be as a result of the failure of the Company to have satisfied the conditions set forth in this Section 4 prior to or at the First Closing.

EQUITY ONE, INC.                NOTE PURCHASE AGREEMENT

Section 4.7.    Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before each Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.
Section 4.8.    Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each series of Notes.
Section 4.9.    Changes in Corporate Structure. Neither the Company nor any Subsidiary Guarantor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity (other than, in each case of the foregoing, as permitted under Section 10.2), at any time following the date of the most recent financial statements referred to in Schedule 5.5.
Section 4.10.    Subsidiary Guaranty. The Subsidiary Guaranty shall have been duly authorized, executed and delivered by each Subsidiary Guarantor, shall constitute the legal, valid and binding contract and agreement of each Subsidiary Guarantor and such Purchaser shall have received a true, correct and complete copy thereof.
Section 4.11.    Funding Instructions. At least three Business Days prior to the date of each Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for each relevant series of Notes is to be deposited.
Section 4.12.    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
As of the date of this Agreement and as of the date of each Closing, the Company represents and warrants to each Purchaser that:
Section 5.1.    Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.
Section 5.2.    Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3.    Disclosure. This Agreement, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings (other than financial projections and other forward looking statements) delivered to the Purchasers by or on behalf of the Company prior to February 11, 2016 in connection with the transactions contemplated hereby (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Purchaser (in each case together with any

EQUITY ONE, INC.                NOTE PURCHASE AGREEMENT

updates to the foregoing as provided in Section 4.1(c)) being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, in light of the circumstances under which they were made. All financial projections and other forward looking statements prepared by or on behalf of the Company or any Subsidiary that have been or may hereafter be made available to the Purchasers were or will be prepared in good faith based on reasonable assumptions. Except as disclosed in the Disclosure Documents, since December 31, 2015, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
Section 5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates    . (a) Schedule 5.4 (as updated pursuant to Section 4.1(c)) sets forth as of the date of this Agreement and as of each Closing a complete and correct list of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether as of such Closing such Subsidiary is a Material Subsidiary and/or a Subsidiary Guarantor and (ii) the Company’s Unconsolidated Affiliates.
(b)    All of the outstanding shares of capital stock or similar equity interests of each Material Subsidiary as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Encumbrance that is prohibited by Section 10.5 of this Agreement.
(c)    Each Material Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Material Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
(d)    No Subsidiary Guarantor is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary Guarantor to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary Guarantor.
Section 5.5.    Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its consolidated Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.
Section 5.6.    Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Encumbrance prohibited by this Agreement in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any material order, judgment, decree or ruling of any court, arbitrator

EQUITY ONE, INC.                NOTE PURCHASE AGREEMENT

or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any material provision of any statute or other material rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.
Section 5.7.    Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.
Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Material Subsidiary or any property of the Company or any Material Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Neither the Company nor any Material Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.9.    Taxes. The Company and its Subsidiaries have, to the knowledge of the Company after due inquiry, filed all federal, state and other material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon the Company, any of its Subsidiaries or their respective properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2011.
Section 5.10.    Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Encumbrances prohibited by Section 10.5 of this Agreement. All leases under which the Company or any Subsidiary is lessee, that individually or in the aggregate are Material, are valid and subsisting and are in full force and effect in all material respects.
Section 5.11.    Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are material, without any known conflict with the rights of others, in each case which such failure to possess could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    To the knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person in each case which such infringement could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(c)    To the knowledge of the Company, there is no violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Material Subsidiaries in each case which such violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.12.    Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Encumbrance on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Encumbrances as would not be individually or in the aggregate Material.
(b)    The present value of the aggregate benefit liabilities under each of the Pension Plans, determined as of the end of such Pension Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Pension Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Pension Plan allocable to such benefit liabilities by more than $50,000,000 in the aggregate for all Pension Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(c)    The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
(d)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
(e)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
(f)    The Company and its Subsidiaries do not have any Non-U.S. Plans.
Section 5.13.    Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than two (2) other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
Section 5.14.    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder to refinance existing Indebtedness and for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of

EQUITY ONE, INC.                NOTE PURCHASE AGREEMENT

Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 20% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15.    Existing Indebtedness; Future Encumbrances . The Disclosure Documents disclose all outstanding Indebtedness of the Company and its Subsidiaries as of December 31, 2015, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of such Indebtedness of the Company or its Subsidiaries, except as disclosed on Schedule 5.15 or in an Officer’s Certificate of the Company delivered to the Purchasers in connection with each Closing as provided in Section 4.1(c). Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Material Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
Section 5.16.    Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)    Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)    No part of the proceeds from the sale of the Notes hereunder:
(i)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)    will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(iii)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(d)    The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
Section 5.17.    Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

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Section 5.18.    Environmental Matters. (a) Neither the Company nor any Subsidiary has knowledge of any active or pending claim and no active or pending proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)    Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)    Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)    To the Company’s and the Subsidiaries’ knowledge, all buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in substantial compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.19.    REIT Status. Commencing with its initial taxable year ended December 31, 1995, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code.

SECTION 6.	REPRESENTATIONS OF THE PURCHASERS.
Section 6.1.    Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
Section 6.2.    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

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(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.	INFORMATION AS TO COMPANY.
Section 7.1.    Financial and Business Information. The Company shall deliver to each holder of a Note that is an Institutional Investor:

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(a)    Quarterly Statements — within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10‑Q (the “Form 10‑Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
(ii)    consolidated statements of income or operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally and subject to normal year-end audit adjustments, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;
(b)    Annual Statements — within 120 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10‑K (the “Form 10‑K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of
(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and
(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of Ernst & Young LLP or any other independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
(c)    SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Subsidiary to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material; provided that the filing with the SEC of any document contemplated in this Section 7.1(c) shall be deemed to satisfy the requirements of this Section 7.1(c);

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(d)    Notice of Event of Default — promptly, and in any event within 10 Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(e)    Employee Benefits Matters — promptly, and in any event within 10 Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
(i)    with respect to any Pension Plan, any Reportable Event occurs;
(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii)    the occurrence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Encumbrance on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Encumbrance, taken together with any other such liabilities or Encumbrances then existing, could reasonably be expected to have a Material Adverse Effect;
(f)    Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(g)    Resignation or Replacement of Auditors — within 10 Business Days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request; and
(h)    Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note, in each case, to the extent not publicly available through the SEC or otherwise.
Section 7.2.    Officer’s Certificate. Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:
(a)    Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Sections 10.7 and 10.8 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and reasonably detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence, provided that with respect to the certificate delivered in connection with the quarterly financial statements pursuant to Section 7.1(a), the calculations to be shown may be limited only to the principal components of the covenant

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being reported on (e.g., with respect to the Maximum Leverage Ratio test in Section 10.8(a), showing the amounts of Total Indebtedness and Total Assets in the ratio thereof determined as of the end of the fiscal quarter being reported on and the maximum ratio permissible under Section 10.8(a)). In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;
(b)    Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and
(c)    Subsidiary Guarantors – certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.
Section 7.3.    Visitation. The Company shall permit the representatives of each holder of a Note that is an Institutional Investor:
(a)    No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company during normal business hours and no more than one (1) time per calendar year for each holder, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld and in the presence of an officer of the Company) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, subject to reasonable requirements of confidentiality set forth in Section 20; and
(b)    Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary during normal business hours, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants in the presence of an officer of the Company (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), as often as may be requested in writing, subject to reasonable requirements of confidentiality set forth in Section 20.
Section 7.4.    Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Section 7.1 and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:
(a)    such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1 are delivered to each holder of a Note by e-mail at the e-mail address set forth in Schedule B with respect to such holder or as communicated from time to time in a separate writing delivered to the Company;

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(b)    the Company shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR;
(c)    such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and any other information required under Section 7.1(c) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 are timely posted by or on behalf of the Company on its home page on the internet, which is located at http://www.equityone.com as of the date of this Agreement, or on IntraLinks or on any other similar website to which each holder of Notes has free access; or
(d)    the Company shall have timely filed any of the items referred to in Section 7.1 (other than under clause (d) thereof) with the SEC on EDGAR or shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;
provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, in the case of clause (c) above, the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting in connection with each delivery.

SECTION 8.	PAYMENT AND PREPAYMENT OF THE NOTES.
Section 8.1.    Maturity. As provided therein, the entire unpaid principal balance of the Series A Notes and the Series B Notes shall be due and payable on their respective Maturity Date.
Section 8.2.    Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any Series, or all Series (at the election of the Company), in an amount not less than 5% of the aggregate principal amount of the Notes of such Series or all Series (as applicable) then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes of such Series written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount for each Series due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes being prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
If a Default or Event of Default is outstanding, or would result from any prepayment under this Section 8.2, the Company shall make any prepayment of Notes under this Section 8.2 pro rata across all Series of Notes then outstanding.
Section 8.3.    Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, subject to the second paragraph of Section 8.2, the principal amount of the Notes of any Series, or all Series (as applicable) to be prepaid shall be allocated among all of the Notes of such Series, or all Series (as applicable) at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
Section 8.4.    Maturity; Surrender, Etc. In the case of each optional prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and

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after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.5.    Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to a written offer to purchase the Notes made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least five (5) Business Days from its receipt of such notice to accept such offer. Following the expiration date, the holders of the Notes that have not accepted such offer shall have been deemed to reject the offer and the Company may purchase the Notes of those holders who have accepted the offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.6.    Change of Control. (a) Notice of Change of Control. The Company will, within five (5) Business Days after the occurrence of any Change of Control, give written notice of such Change of Control to each holder of Notes, which notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.6 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.6.
(b)    Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.6 shall be an offer to prepay, in accordance with and subject to this Section 8.6, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”), which shall be a Business Day that is not less than 30 days and not more than 60 days after the date of such offer.
(c)    Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.6 by causing a notice of such acceptance to be delivered to the Company at least 10 days prior to the Proposed Prepayment Date (the “Response Date”). A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.6 shall be deemed to constitute a rejection of such offer by such holder.
(d)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.6 shall be at 100% of the principal amount of such Notes together with interest on such Notes accrued to the date of prepayment, but without any Make-Whole Amount or any other premium. The prepayment shall be made on the Proposed Prepayment Date.
(e)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.6 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company, and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) the Response Date; (iii) that such offer is made pursuant to this Section 8.6; (iv) the principal amount of each Note offered to be prepaid; (v) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (vi) that the conditions of this Section 8.6 have been fulfilled; and (vii) in reasonable detail, the nature and date or proposed date of the Change of Control.

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Section 8.7.    Make-Whole Amount.
“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the “Ask-Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask-Yield(s)” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be

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reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.8.    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9.	AFFIRMATIVE COVENANTS.
From the date of this Agreement until each Closing and thereafter, the Company covenants that so long as any of the Notes are outstanding:
Section 9.1.    Compliance with Laws. Without limiting Section 10.4, the Company will, and will cause each of the Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.2.    Insurance. The Company will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
Section 9.3.    Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.4.    Payment of Taxes and Claims    . The Company will, and will cause each Subsidiary to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and all claims for which sums have become due and payable that have or might become an Encumbrance on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need file any tax return or pay any such tax, assessment, charge, levy or claim if (i) the amount is less than $1,500,000 per Property or $10,000,000 in the aggregate for all Properties or (ii) if the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary

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has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (iii) the non-filing of all such tax returns or the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.5.    Corporate Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate or other existence of each Subsidiary (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate or other existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
Section  9.6.    Books and Records. The Company will, and will cause each Subsidiary to, maintain proper books of record and account in which full, true and correct entries shall be made in connection with all dealings and transactions in relation to its business and activities. The Company and Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all material transactions and dispositions of assets and the Company will, and will cause each Subsidiary to, continue to maintain such system.
Section 9.7    Subsidiary Guarantors. (a) The Company will cause each of its Subsidiaries (other than the Excluded Subsidiaries) that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility, to concurrently therewith:
(i)        enter into a Subsidiary Guaranty; and
(ii)        deliver the following to each holder of a Note:
(A)    an executed counterpart of such Subsidiary Guaranty;
(B)    a certificate of an officer (or other appropriate Person) of the new Subsidiary Guarantor as to due authorization, charter documents, board resolutions and the incumbency of officers; and
(C)    solely with respect to Subsidiaries organized in Delaware, an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request, consistent with the opinions delivered in connection with the related closings for each Subsidiary Guarantor; and
(D)    any other such certificates, opinions or documents, if any, furnished by or on behalf of the Company or such Subsidiary Guarantor to the lenders under the Material Credit Facility with respect to that Subsidiary Guarantor becoming a guarantor or borrower under the Material Credit Facility (but applicable to such Subsidiary Guaranty).
(b)    At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders or any other Person, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for the purpose of effectuating such release, the holders of the Notes shall receive equivalent consideration substantially concurrently

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therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).
Section 9.8    Maintenance of REIT Status. The Company shall maintain its status as, and election to be treated as, a REIT under the Code.

SECTION 10.	NEGATIVE COVENANTS.
From the date of this Agreement until each Closing and thereafter, the Company covenants that so long as any of the Notes are outstanding:
Section 10.1.    Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except (i) upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate, (ii) those transactions (and any extensions thereof) listed on Schedule 10.1 attached hereto, (iii) those transactions permitted under this Agreement, (iv) issuance of equity securities, (v) compensation, bonus and benefit arrangements with employees, officers, directors and trustees as permitted by applicable law and (vi) so long as no Event of Default exists, other Affiliate transactions with a value of less than $1,000,000 in the aggregate at any one time.
Section 10.2.    Merger, Consolidation, Etc. The Company will not, and will not permit any Subsidiary Guarantor to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, unless:
(a)    in the case of any such transaction involving the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes, its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;
(b)    in the case of any such transaction involving a Subsidiary Guarantor, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary Guarantor as an entirety, as the case may be, shall be (i) the Company, such Subsidiary Guarantor or another Subsidiary Guarantor; (ii) a solvent corporation or limited liability company (other than the Company or another Subsidiary Guarantor) that is organized and existing under the laws of the United States or any state thereof (including the District of Columbia) and, if such Subsidiary Guarantor is not such corporation or limited liability company, (A) such corporation or limited liability company shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guaranty of such Subsidiary Guarantor and (B) if such corporation or limited liability company is organized in Delaware, the Company shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; or (iii) any other Person, and such Person is not required to become a Subsidiary Guarantor pursuant to Section 9.7;

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(c)    each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time of such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders (provided that the requirement in this clause (c) shall not be applicable with respect to any such transaction where the Company or any Subsidiary Guarantor is the surviving or acquiring entity);
(d)    immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing (provided that the requirement in this clause (d) shall not be applicable with respect to (i) any such transaction or series of transactions involving only Persons that are Subsidiary Guarantors and/or the Company, provided that where such transaction involves the Company, the Company is the successor, survivor or acquirer, as the case may be, and (ii) any such transaction or series of transactions, which when taken together with all such transactions or series of transactions occurring while a Default or Event of Default has occurred and is continuing since the Closing Date would not exceed a Substantial Amount of the total consolidated assets of the Company and its Subsidiaries); and
(e)    in the case of any such transaction or series of related transactions comprising a Substantial Amount of the total consolidated assets of the Company and its Subsidiaries, to any other Person (other than any such transaction or series of transactions involving only Persons that are Subsidiary Guarantors and/or the Company, provided that where such transaction involves the Company, the Company is the successor, survivor or acquirer, as the case may be), in each case, if such transaction is being undertaken either (i) by the Company or (ii) by any Subsidiary Guarantor that owns an Eligible Property, the Company shall have given the holders at least ten (10) days’ prior written notice of such conveyance, sale, lease, disposition, or other transfer together with a certificate of a Senior Financial Officer, on a pro forma basis, evidencing the continued compliance by the Company and the Subsidiary Guarantors with the terms and conditions of this Agreement, including, without limitation, the financial covenants contained in Section 10.8, after giving effect to such conveyance, sale, lease, disposition or other transfer.
No such conveyance, transfer or lease of substantially all of the assets of the Company or any Subsidiary Guarantor shall have the effect of releasing the Company or such Subsidiary Guarantor, as the case may be, or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under (x) this Agreement or the Notes (in the case of the Company) or (y) the Subsidiary Guaranty (in the case of any Subsidiary Guarantor), unless, in the case of the conveyance, transfer or lease of substantially all of the assets of a Subsidiary Guarantor, such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with Section 9.7(b) in connection with or immediately following such conveyance, transfer or lease. To the extent that Section 8.6 would otherwise be applicable with respect to any transaction involving the Company, compliance by the Company with the provisions of this Section 10.2 shall not be deemed to excuse compliance with or otherwise prejudice Section 8.6.
Section 10.3.    Line of Business. The Company will not and will not permit any Subsidiary to engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date of this Agreement, or any business substantially related, complementary, ancillary or incidental thereto.
Section 10.4.    Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any Purchaser or holder or any affiliate of such Purchaser or holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.
Section 10.5.    Negative Pledge. The Company shall not, and shall not permit any Subsidiary to, create, assume, incur, permit or suffer to exist any Encumbrance on any Eligible Property or any direct or indirect ownership interest of the Company in any Person owning any Eligible Property, now owned or hereafter acquired, except for     Permitted Encumbrances.

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Notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure any Indebtedness outstanding under or pursuant to any Material Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.
Section 10.6.    Restricted Payments. If a material Default or material Event of Default exists under Section 11(c) (solely as a result of failure to comply with Section 10.8), the Company shall not, and shall not permit any Subsidiary to, make any dividend payments to any Person (other than cash dividends with respect to any fiscal year ending during the term of this Agreement to the extent reasonably anticipated to be necessary for the Company to maintain its status as a REIT); provided, however, (x) if a Default or Event of Default under Sections 11(a), (b), (g) or (h) exists, or if the Notes have been accelerated, the Company may not make any Restricted Payments and (y) Subsidiaries may make Restricted Payments to the Company and to other Subsidiaries and equity holders (of any such Subsidiaries) at any time.
Section 10.7.    Restricted Investments. (a) Subject to clause (b) below, the Company shall not, and shall not permit its Subsidiaries to, make or hold any Investments in, or otherwise own, the following items which would cause the aggregate value of such holdings of such Persons to exceed the following percentages of the Company’s Total Asset Value at any time:

(i)
First Mortgage Receivables and Mezzanine Debt Investments (excluding First Mortgage Receivables and Mezzanine Debt Investments made to consolidated Subsidiaries), such that the aggregate book value of Indebtedness secured by such First Mortgage Receivables and Mezzanine Debt Investments exceeds ten percent (10%) of the Company’s Total Asset Value;

(ii)
the aggregate amount of the Total Budgeted Costs for Development Properties, in which the Company either has a direct or indirect ownership interest shall not exceed twenty percent (20%) of the Company’s Total Asset Value. If a Development Property is owned by an Unconsolidated Affiliate of the Company or any Subsidiary, the product of (A) the Company’s or such Subsidiary’s Ownership Share in such Unconsolidated Affiliate, and (B) the amount of the Total Budgeted Costs for such Development Property shall be used in calculating such investment limitation;

provided further that, in addition to the foregoing limitations, the Company shall not permit the sum of the following to exceed thirty-five percent (35%) of the Company’s Total Asset Value: (1) the aggregate value of the items subject to the limitations in the preceding clauses (i) and (ii); plus (2) the aggregate value of all Unimproved Land; plus (3) the aggregate value of Equity Interests in Unconsolidated Affiliates (which “value” of any such Equity Interests in an Unconsolidated Affiliate shall equal (A) with respect to any of such Unconsolidated Affiliate’s Construction-in-Process, the Company’s Ownership Share of such Construction-in-Process as of the date of determination, and (B) with respect to any of such Unconsolidated Affiliate’s Properties which have been completed, the Company’s Ownership Share of the Total Asset Value for each Property of such Unconsolidated Affiliate); plus (4) the aggregate book value of common stock, Preferred Stock, other capital stock, beneficial interest in trust, membership interest in limited liability companies and other Equity Interests in Persons (other than consolidated Subsidiaries and Unconsolidated Affiliates), calculated on the lower of cost or market.

(b)    If at any time each Material Credit Facility shall cease to contain a correlative covenant to this Section 10.7 (together with all relevant defined terms therein) (however expressed, and including any covenant that restricts or limits Investments of the Company and its Subsidiaries in a manner similar to this Section 10.7, a “Restricted Investments Test”) or the Restricted Investments Test is modified to be either more or less restrictive in each Material Credit Facility than as set forth in this Section 10.7, then in each such case, the Restricted Investments Test in this Section 10.7 shall be deemed to be automatically, and without further action, deleted or similarly modified, respectively; provided that with respect to any such deletion of the Restricted Investments Test or provision for making it less restrictive, no Default or Event of Default shall have occurred and be continuing

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at such time (any such deletion or modification being referred to herein as a “Restricted Investments Test Modification”). The Company shall, within 10 Business Days after any Restricted Investments Test Modification provide notice and a certification thereof by way of delivery of an Officer’s Certificate to each holder of Notes (which notice shall also include a certification that no Default or Event of Default has occurred and is continuing if applicable), provided, however, the failure to deliver a notice under this sentence shall not result in an Event of Default or prevent any such Restricted Investment Test Modification.

If after the occurrence of any Restricted Investments Test Modification in which the Restricted Investments Test has been deleted, the Restricted Investments Test (however expressed, and including any covenant that restricts or limits Investments of the Company and its Subsidiaries in a manner similar to the Restricted Investments Test) is reinstated in any Material Credit Facility (each, a “Restricted Investments Covenant Reinstatement”), then the Company shall within 10 Business Days thereafter provide notice thereof by way of delivery of an Officer’s Certificate to each holder of Notes, provided, however, the failure to deliver a notice under this sentence shall not result in an Event of Default or prevent any such Restricted Investments Covenant Reinstatement. As of the date of a Restricted Investments Covenant Reinstatement, the Restricted Investments Test in this Section 10.7 shall be reinstated in this Agreement, with any similar changes provided for in the Restricted Investments Test being reinstated in the applicable Material Credit Facility (a “Restricted Investments Test Reinstatement”).

Upon the request of the Company or the Required Holders, the Company and the holders of Notes shall enter into an additional agreement or an amendment to this Agreement evidencing any Restricted Investments Test Modification or Restricted Investments Test Reinstatement, as applicable.
Section 10.8.    Financial Covenants.

(a)	Maximum Leverage Ratio. The Company and its Subsidiaries will not permit the Maximum Leverage Ratio to exceed .60 to 1:00 as of the last day of each fiscal quarter following the date hereof.

(b)
Maximum Secured Indebtedness Ratio. The Company and its Subsidiaries will not permit the Maximum Secured Indebtedness Ratio to exceed .40 to 1.00 as of the last day of each fiscal quarter following the date hereof.

(c)	Coverage Ratio. The Company and its Subsidiaries will not permit the Coverage Ratio to be less than 1.50 to 1.00 as of the last day of each fiscal quarter following the date hereof.

(d)	Unencumbered Leverage Ratio. The Company will not permit the Unencumbered Leverage Ratio to be less than 1.50 to 1.00 as of any date.

(e)
Unencumbered Interest Coverage Ratio. The Company will not permit the Unencumbered Interest Coverage Ratio to be less than 1.75 to 1.00 as of the last day of each fiscal quarter following the date hereof.

If at any time each Material Credit Facility shall cease to contain a correlative covenant to this Section 10.8(e) (together with all relevant defined terms therein) (however expressed, and including any covenant that measures unencumbered adjusted net operating income against unsecured interest expense in a manner similar to this Section 10.8(e), an “Unencumbered Interest Coverage Test”) or the Unencumbered Interest Coverage Test is modified to be either more or less restrictive in each Material Credit Facility than as set forth in this Section 10.8(e), then in each such case, the Unencumbered Interest Coverage Test in this Section 10.8(e) shall be deemed to be automatically, and without further action, deleted or similarly modified, respectively; provided that with respect to any such deletion of the Unencumbered Interest Coverage Test or provision for making it less restrictive, no Default or Event of Default shall have occurred and be continuing at such time (any such deletion or modification being referred to herein as a “Unencumbered Interest Coverage Test Modification”). The Company shall, within 10 Business Days after any Unencumbered Interest Coverage Test Modification provide notice and a certification thereof by way of delivery of an Officer’s Certificate to each holder of Notes (which notice shall also include a certification that no Default or Event of Default has occurred and is continuing (if applicable)), provided, however, the failure to deliver a notice under this sentence shall not result in an Event of Default or prevent any such Unencumbered Interest Coverage Test Modification. Notwithstanding the foregoing, it is agreed that for purposes of calculating the Unencumbered Interest Coverage Test hereunder, “Indebtedness” shall be defined as set forth on Schedule A hereto as of and in effect on the date of Closing.

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If after the occurrence of any Unencumbered Interest Coverage Test Modification in which the Unencumbered Interest Coverage Test has been deleted, the Unencumbered Interest Coverage Test (however expressed, and including any covenant that measures secured recourse debt against total assets in a manner similar to the Unencumbered Interest Coverage Test) is reinstated in any Material Credit Facility (each, an “Unencumbered Interest Covenant Reinstatement”), then the Company shall within 10 Business Days thereafter provide notice thereof by way of delivery of an Officer’s Certificate to each holder of Notes, provided, however, the failure to deliver a notice under this sentence shall not result in an Event of Default or prevent any such Unencumbered Interest Covenant Reinstatement. As of the date of an Unencumbered Interest Covenant Reinstatement, the Unencumbered Interest Coverage Test in this Section 10.8(e) shall be reinstated in this Agreement, with any similar changes provided for in the Unencumbered Interest Coverage Test being reinstated in the applicable Material Credit Facility (an “Unencumbered Interest Coverage Test Reinstatement”).
Upon the request of the Company or the Required Holders, the Company and the holders of Notes shall enter into an additional agreement or an amendment to this Agreement evidencing any Unencumbered Interest Coverage Test Modification or Unencumbered Interest Coverage Test Reinstatement, as applicable.
SECTION 11.    EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)    the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
(c)    the Company defaults in the performance of or compliance with any term contained in Sections 7.1(d), 9.5, 10.1, 10.2, 10.3, 10.5, 10.6, 10.7 or 10.8; or
(d)    the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e)    (i) any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in this Agreement, or in the Subsidiary Guaranty, as applicable, or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor on the date of a Closing or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty on the date of a Closing or any writing furnished in connection with such Subsidiary Guaranty on the date of a Closing proves to have been false or incorrect in any material respect on the date as of which made (or if made on an earlier date, as of such earlier date); or
(f)    (i) the Company or any Material Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Material Indebtedness when due beyond any period of grace provided with respect thereto, (ii) the Company or any Material Subsidiary is in default in the performance of or compliance with any term of any evidence of any Material Indebtedness or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or

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condition such Material Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Material Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than (A) the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests, (B) as a result of a Change of Control, in which case, Section 8.6 shall control or (C) the exercise by the Company of its option to redeem or repay such Indebtedness before its stated maturity), (x) the Company or any Material Subsidiary has become obligated to purchase or repay Material Indebtedness before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Material Subsidiary so to purchase or repay such Material Indebtedness; or
(g)    the Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate or other action for the purpose of any of the foregoing; or
(h)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Material Subsidiaries, or any such petition shall be filed against the Company or any of its Material Subsidiaries and such petition shall not be dismissed within 60 days; or
(i)    one or more final judgments or orders for the payment of any Material Indebtedness, including, without limitation, any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(j)    if (i) any Pension Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Pension Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Pension Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Pension Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Pension Plans, determined in accordance with Title IV of ERISA, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or
(k)    any Subsidiary Guarantor shall (or shall attempt to) disavow, revoke or terminate (without the Required Holders’ consent) any Subsidiary Guaranty to which it is a party or shall otherwise challenge or contest in any action,

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suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Subsidiary Guaranty.
SECTION 12.     REMEDIES ON DEFAULT, ETC.
Section 12.1.    Acceleration. (a) If an Event of Default with respect to the Company or any Subsidiary described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by written notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2.    Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3.    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders (or, in the case of Section 12.1(c), the applicable holder), by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter

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available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
Section 13.1.    Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 13.2.    Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1-A or 1-B, as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of a series of the Notes, one Note of such series may be in a denomination of less than $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2. The transferor shall require any transferee to provide the tax information and certifications required to be delivered under Section 15.3. Notwithstanding any other provisions hereof, it is agreed that no Notes may be transferred to any Competitor of the Company at any time.
Section 13.3.    Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof,

EQUITY ONE, INC.                NOTE PURCHASE AGREEMENT

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
SECTION 14.    PAYMENTS ON NOTES.
Section 14.1.    Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 14.2.    Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same series pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
Section 14.3.    FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

SECTION 15.	EXPENSES, ETC.
Section 15.1.    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees of one special counsel for the holders of the Notes as a group and, if reasonably required by the Required Holders, one local or other counsel for the holders of the Notes as a group) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the documented costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or

EQUITY ONE, INC.                NOTE PURCHASE AGREEMENT

informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the documented costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the documented costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,500 for each series of Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company; provided, however, that the Company shall not be obligated to indemnify any Purchaser or other holder of a Note for (x) any acts or omissions of such Person in connection with matters described in this subsection to the extent arising from the gross negligence, or willful misconduct of such Person, or (y) claims, fees, costs, expenses, judgments, liabilities, orders, decrees, fines, penalties or other obligations to the extent arising out of or resulting from claims of one or more Purchasers or other holders of a Note against another Purchaser or other holder of a Note.
Section 15.2.    Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) of any of the Notes in the United States or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes (“Stamp Taxes”), and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15.2, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.
Section 15.3.    Tax Forms. Prior to becoming a party to this Agreement or holding an interest in a Note, each holder of a Note shall provide to the Company (or other person responsible for withholding of taxes) its United States tax identification number or other information and/or properly completed and signed tax certifications sufficient to eliminate the imposition of or to determine the amount of any withholding of tax (including withholding under FATCA) on payments on the Notes or otherwise made under this Agreement. Each holder (and beneficial owner) of a Note is deemed to understand that by acceptance of a Note, such person agrees to supply the foregoing information, and each person further agrees that the Company (or other person responsible for withholding of taxes) has the right to withhold interest payable with respect to the Note or other payments made under this Agreement (without any corresponding gross-up) if any applicable law requires the deduction or withholding of any tax from any such payment or any holder (or beneficial owner) of an interest in a Note fails to comply with the preceding sentence. Each holder (or beneficial owner) of an interest in a Note that is not a “United States person” (as defined in section 7701(a)(30) of the Code) and provides an IRS Form W-8BEN or IRS Form W-8BEN-E in order to claim the benefits of the exemption for portfolio interest under sections 871 or 881 of the Code (instead of, for example, claiming the benefits of an income tax treaty to which the United States is a party), such holder (or beneficial owner) hereby represents that it is not a (i) “bank” within the meaning of section 881(c)(3) of the Code, (ii) “10 percent shareholder” of the Company within the meaning of section 871(h) or 881(c)(3) of the Code (as the case may be) or (iii) “controlled foreign corporation” with respect to the Company as described in section 881(c)(3) of the Code.
Section 15.4.    Survival    . The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

EQUITY ONE, INC.                NOTE PURCHASE AGREEMENT

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note permitted hereunder, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.	AMENDMENT AND WAIVER.
Section 17.1.    Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:
(a)    no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and
(b)     no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 17 or 20.
Section 17.2.    Solicitation of Holders of Notes.
(a)    Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.
(c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates (either pursuant to a waiver under Section 17.1(c) or subsequent to Section 8.5 having been amended pursuant to Section 17.1(c)), in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

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Section 17.3.    Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company and the Subsidiary Guarantor without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company, a Subsidiary Guarantor and any holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any holder of such Note.
Section 17.4.    Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.	NOTICES.
Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
(iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer and the General Counsel, with a copy to Mayer Brown LLP, 77 S. Wacker Dr., Chicago, IL, 60606, attention: Frederick C. Fisher, phone: (312) 701-8545, email: ffisher@mayerbrown.com, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given when actually received.

SECTION 19.	REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at a Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.	CONFIDENTIAL INFORMATION.

EQUITY ONE, INC.                NOTE PURCHASE AGREEMENT

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser on a non-confidential basis other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who need to know such Confidential Information and who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein in a transaction permitted hereunder (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company or any Subsidiary Guarantor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation concerning the Company or this Agreement or the Notes to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.
In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21.	SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

EQUITY ONE, INC.                NOTE PURCHASE AGREEMENT

SECTION 22.	MISCELLANEOUS.
Section 22.1.    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
Section 22.2.    Accounting Terms. (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (ii) all financial statements shall be prepared in accordance with GAAP. If the Company notifies the holders of Notes (or Purchasers, as applicable) that, in the Company’s reasonable opinion, or if the Required Holders notify the Company that, in the Required Holders’ reasonable opinion, as a result of changes to GAAP in effect as of the of this Agreement (“Subsequent Changes”), any of the covenants contained in Section 10.8 or any of the defined terms used therein no longer apply as intended such that such covenants are materially more or less restrictive to the Company than as at the date of this Agreement, the Company and the holders of Notes (or Purchasers, as applicable) shall negotiate in good faith to reset or amend such covenants and/or definition so as to negate such Subsequent Changes, or to establish mutually acceptable alternative covenants. Until the Company and the Required Holders so agree to reset, amend or establish alternative covenants and/or definitions, the covenants contained in Sections 10.8, together with the relevant definitions, shall continue to apply and compliance therewith shall be determined based on GAAP in effect immediately preceding the Subsequent Changes (“Static GAAP”). At any time that any covenant shall be calculated in accordance with Static GAAP, reconciliations in reasonable detail between the relevant numbers and figures calculated pursuant to GAAP in effect at such time versus Static GAAP shall be included with the Officer’s Certificate delivered pursuant to Section 7.2(a) (which calculations shall be audited in the case of each such Officer’s Certificate delivered with the Company’s annual financial statements; provided that notwithstanding anything herein to the contrary, any change in GAAP effective before the date hereof (but after December 31, 2015) regarding a change or reclassification of the treatment of obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property from an operating lease to a Capital Lease shall be deemed to be a “Subsequent Change”, regardless of the date enacted, adopted or issued.
(b)    For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
Section 22.3.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 22.4.    Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes”

EQUITY ONE, INC.                NOTE PURCHASE AGREEMENT

and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 22.5.    Counterparts. This Agreement may be executed in any number of counterparts (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 22.6.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 22.7.    Jurisdiction and Process; Waiver of Jury Trial. (a) The Company, each Purchaser and each other holder of a Note (the “Parties”) irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    Each Party agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c)        Each Party consents to process being served by or on behalf of any other Party in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such Party shall then have been notified pursuant to said Section. Each Party agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)    Nothing in this Section 22.7 shall affect the right of any Party to serve process in any manner permitted by law, or limit any right that the Parties may have to bring proceedings against another Party in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

EQUITY ONE, INC.                NOTE PURCHASE AGREEMENT

(e)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

* * * * *

EQUITY ONE, INC.                NOTE PURCHASE AGREEMENT

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

EQUITY ONE, INC.

By /s/ Matthew Ostrower
Name: Matthew Ostrower
Title: Executive Vice President and Chief Financial Officer

EQUITY ONE, INC.                NOTE PURCHASE AGREEMENT

This Agreement is hereby
accepted and agreed to as
of the date hereof.

NEW YORK LIFE INSURANCE COMPANY

By: /s/ Aron Davidowitz
Name: Aron Davidowitz
Title: Corporate Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:	NYL Investors LLC, its Investment Manager

By: /s/ Aron Davidowitz
Name: Aron Davidowitz
Title: Senior Director

THE BANK OF NEW YORK MELLON, A BANKING CORPORATION ORGANIZED UNDER THE LAWS OF NEW YORK, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS TRUSTEE UNDER THAT CERTAIN TRUST AGREEMENT DATED AS OF JULY 1ST, 2015 BETWEEN NEW YORK LIFE INSURANCE COMPANY, AS GRANTOR, JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), AS BENEFICIARY, JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK, AS BENEFICIARY, AND THE BANK OF NEW YORK MELLON, AS TRUSTEE

By:	New York Life Insurance Company, its attorney-in-fact

By: /s/ Aron Davidowitz
Name: Aron Davidowitz
Title: Corporate Vice President

EQUITY ONE, INC.                NOTE PURCHASE AGREEMENT

This Agreement is hereby
accepted and agreed to as
of the date hereof.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC as Investment Adviser

By: /s/ Patrick Manseau
Name: Patrick Manseau
Title: Managing Director

CM LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC as Investment Adviser

By: /s/ Patrick Manseau
Name: Patrick Manseau
Title: Managing Director

MASSMUTUAL ASIA LIMITED

By:	Babson Capital Management LLC as Investment Adviser

By: /s/ Patrick Manseau
Name: Patrick Manseau
Title: Managing Director

EQUITY ONE, INC.                NOTE PURCHASE AGREEMENT

This Agreement is hereby
accepted and agreed to as
of the date hereof.

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

/s/ Thomas A. Gleason
Thomas A. Gleason
Authorized Signatory

DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Agreement” means this Agreement, including all Schedules attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Annual Service Charge” for any period means the maximum amount which is payable during such period for interest on, and the amortization during such period of any original issue discount of, Indebtedness of the Company and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock.
“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
“Capitalization Rate” means six and three-quarters percent (6.75%).
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capital Reserves” means, for any period and with respect to any: (i) portion of a Property developed with improvements utilized for the retail sale of goods or services, office space or other use (other than residential apartments), an amount equal to (a) $0.15 per square foot multiplied by, (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is three hundred sixty-five (365); provided, however, no capital reserves shall be required with respect to any portion of any such Property which is leased under a ground lease to a third party that owns the improvements on such portion of such Property; or (ii) Multifamily Property or any portion of a Property developed with improvements utilized as residential apartments (other than Properties having less than twenty (20) residential units), an amount equal to (a) $200 per apartment unit in such Multifamily Property multiplied by, (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is three hundred sixty-five (365). If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Office Properties, Retail Properties and

SCHEDULE A
(to Note Purchase Agreement)

Multifamily Properties of the Company and a proportionate share of all Office Properties, Retail Properties and Multifamily Properties of all Unconsolidated Affiliates.
“Capital Stock” means, with respect to any Person, any capital stock (including preferred stock), shares, interest, participations or other ownership interest (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.
“Change of Control” means:
(i)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Chaim Katzman and/or his Affiliates, successors, estate beneficiaries, or assigns, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of greater than fifty percent (50%) of the total voting power of the then outstanding voting stock of the Company, or
(ii)    During any period of twelve (12) consecutive months ending after the closing date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or mental or physical disability) to constitute a majority of the Board of Directors of the Company then in office.
“Closing” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Company” is defined in the first paragraph hereof.
“Competitor” means a real estate investment trust, real estate investment fund or real estate investment company that invests principally in real estate or real estate loans or any Affiliate of the foregoing, provided that no Person a predominant portion of whose business involves banking, insurance, investment banking, broker/dealer, investment or similar activities (including any Person involved in the life insurance business or in the business of the investment of annuities or contributions to pension, retirement, medical or similar plans or arrangements) shall be deemed a Competitor.
“Confidential Information” is defined in Section 20.
“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication):
(a)    interest on Indebtedness of the Company and its Subsidiaries,
(b)     provision for taxes of the Company and its Subsidiaries based on income,
(c)     amortization of debt discount,
(d)     provisions for gains and losses on properties and property depreciation and amortization,

(e)     the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and
(f)     amortization of deferred charges.
“Construction-in-Process” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) determined in accordance with GAAP on all Properties that are under development or are scheduled to commence development within twelve months from any date of determination.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Controlled Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates.
“Controlled Property” means a Property that is owned in fee simple (or leased under an Eligible Ground Lease) by a Subsidiary Guarantor or a Non-Guarantor Subsidiary, in each case which is not a wholly-owned Subsidiary and with respect to which the Company or such Subsidiary Guarantor has the right to take the following actions without the need to obtain the consent of any Person (other than under any Material Credit Facility or this Agreement): (i) to create Encumbrances on such Property as security for Indebtedness of such Subsidiary Guarantor or Non-Guarantor Subsidiary, as applicable and (ii) to sell, convey, transfer, or otherwise dispose of such Property.
“Coverage Ratio” means, the ratio of (a) Consolidated Income Available for Debt Service to (b) Annual Service Charge, in each case for the period of four consecutive fiscal quarters most recently ended.
“Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of December 10, 2014, by and among the Company, certain financial institutions party thereto, as Lenders, Wells Fargo Bank, National Association, as Administrative Agent, PNC Bank, National Association, as Syndication Agent, Wells Fargo Securities, LLC and PNC Capital Markets LLC, as Joint Lead Arrangers and Joint Book Runners, and others, as amended, restated, supplemented or otherwise modified from time to time, and any other traditional bank-led, revolving line of credit facility which replaces such facility, including any refinancings, replacements and substitutions thereof.
“Customary Recourse Exceptions” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness for fraud, misapplication of funds, environmental claims, breach of representations or warranties, incurrence of impermissible liens, filing of a voluntary bankruptcy petition, impermissible transfers or dispositions, failure to pay taxes and insurance, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.
“Default” means an event or condition the occurrence or existence of which would with the lapse of time or the giving of notice, or both, become an Event of Default.
“Default Rate” means that rate of interest per annum that 2.0% above the rate of interest stated in clause (a) of the first paragraph of the Notes.
“Development Property” means a Property not currently producing material income and whose gross leasable area is currently under construction (or that will have such construction commencing within twelve (12) months of any date of determination) that has not achieved a Leasing Rate of eighty-five (85.0%) or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the construction have not been substantially completed. The term “Development Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Company, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to construct or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is constructing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Company, any Subsidiary or any Unconsolidated Affiliate. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the construction of such Property have been substantially completed for at least twelve (12) months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved a Leasing Rate of at least eighty-five percent (85.0%).
“Disclosure Documents” is defined in Section 5.3.
“Disqualified Stock” means, with respect to any person, any Capital Stock of person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for common stock), in each case on or prior to the stated maturity of the Notes.
“Earnings from Operations” for any period, means net income excluding gains and losses on sales of investments, extraordinary items, and net property valuation losses, as reflected in the Company’s and its Subsidiaries’ financial statements for such period determined on a consolidated basis in accordance with GAAP.
“EBITDA” means, with respect to a Person for any period and without duplication, the sum of (a) net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization of such Person for such period; (ii) interest expense of such Person for such period; (iii) income tax expense of such Person for such period; (iv) extraordinary or nonrecurring items of such Person for such period, including, without limitation, gains and losses from the sale of operating Properties; (v) equity in net income (loss) of the Unconsolidated Affiliates of such Person for such period; and (vi) revenue from interest and dividends paid from Marketable Securities, including, without limitation any interest and dividend revenue received from Affiliates of such Person for such period, plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates.  For purposes of this definition, EBITDA shall be adjusted to remove any impact from (A) straight line rent adjustments required under GAAP, (B) amortization of intangibles pursuant to FASB ASC 805, and (C) nonrecurring items including, without limitation, (x) gains and losses on early extinguishment of Indebtedness, (y) severance and non-cash stock based compensation expenses and other restructuring, impairment or one-time charges and (z) transaction costs pertaining to acquisitions and dispositions not permitted to be capitalized pursuant to GAAP.
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.
“Eligible Ground Lease” means a ground lease (or a sale/leaseback transaction with an industrial development authority and/or other municipal equivalent, or a similarly structured transaction), containing the following terms and conditions (which terms and conditions may be contained in the ground lease itself or any other written instrument binding on the ground lessor, including, without limitation, any so called “ground lessor estoppel”, “fee owner agreement” or similar instrument or agreement): (a) a remaining term (including renewal options exercisable at lessee’s sole option) of twenty-five (25) years or more from the date of inclusion in the Unencumbered Adjusted NOI; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease. Sale/leaseback and/or lease/leaseback transactions with an industrial development authority and/or other municipal equivalent, or a similarly structured transaction with remaining terms (including renewal options exercisable at lessee’s sole option) of less than twenty-five (25) years or which fail to satisfy one or more other requirements of the definition of Eligible Ground Lease shall be included if included under the Material Credit Facilities or as otherwise approved by the Required Holders.
“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is (i) a Controlled Property, (ii) is owned in fee simple by the Company, a wholly-owned Subsidiary Guarantor or a wholly-owned Non-Guarantor Subsidiary, or (iii) is an Eligible Ground Lease of the Company, a wholly-owned Subsidiary Guarantor or a wholly-owned Non-Guarantor Subsidiary; (b) such Property is located in a State of the United States of America or in the District of Columbia; (c) neither such Property, nor if such Property is owned by a Subsidiary, any of the Company’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Encumbrance other than Permitted Encumbrances or (ii) any Negative Pledge; (d) regardless of whether such Property is owned by the Company or a Subsidiary, the Company has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Encumbrances on such Property as security for Indebtedness of the Company or such Subsidiary, as applicable, and (ii) to sell, transfer, or otherwise dispose of such Property (subject to customary transferability restrictions imposed by municipalities at the time of purchase); and (e) such Property (unless a Redevelopment Property) is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property. As of the date hereof, (x) the real property owned by Company and its Subsidiaries (commonly known as the Westbury property) that is subject to a lease and certain other agreements with the Town of Hempstead Industrial Development Agency and (y) the tenant in common interest in the Parnassus Medical Office Building owned by Company and its Subsidiaries, each shall be deemed to be an “Eligible Property” hereunder.
“Encumbrance” means any mortgage, Lien, charge, pledge or security interest of any kind existing on property owned by the Company or any of its Subsidiaries.
“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.
“Equity Interests” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
“Event of Default” is defined in Section 11.
“Excluded Subsidiary” means Equity One Acquisition Corp., a Florida corporation, Equity One Realty & Management FL, Inc., a Florida corporation, Equity One Realty & Management NE, Inc., a Florida corporation, and Equity One Realty & Management SE, Inc., a Florida corporation, but only to the extent (i) in the aggregate, such entities do not account for more than two percent (2%) of Total Asset Value and (ii) such entities do not guaranty any other Material Credit Facility other than the bonds issued under that certain Indenture dated as of September 9, 1998 between the Company and SunTrust Bank, a national banking corporation, as trustee.
“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Except as otherwise provided herein, Fair Market Value shall be determined by the board of directors of the Company (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof or, with respect to any asset valued at no more than $1,000,000, such determination may be made by the chief financial officer of the Company.
“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.
“First Closing” is defined in Section 3.
“First Mortgage Receivable” means any Indebtedness owing to the Company or its Subsidiaries which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of the amount of such Indebtedness and which has been designated by the Company as a “First Mortgage Receivable” in its most recent compliance certificate; provided, however, that any such Indebtedness owed by an Unconsolidated Affiliate or Subsidiary shall be reduced by the Company’s or such Subsidiary’s, as applicable, pro rata share of such Indebtedness.
“Form 10‑K” is defined in Section 7.1(b).
“Form 10‑Q” is defined in Section 7.1(a).
“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.
“Governmental Authority” means
(a)    the government of
(i)    the United States of America or any state or other political subdivision thereof, or
(ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)    to purchase such indebtedness or obligation or any property constituting security therefor;
(b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
(d)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any Environmental Law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

    “Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication) whether or not contingent, in respect of:

(i)     money borrowed or evidenced by bonds, notes, debentures or similar instruments,

(ii)     indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Company or any of its Subsidiaries,

(iii)     the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement,

(iv)     the principal amount of all obligations of the Company or any of its Subsidiaries with respect to redemption, repayment or other repurchase of any Disqualified Stock or

(v)     any lease of property by the Company or any of its Subsidiaries as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another person (other than the Company or any of its Subsidiaries) (it being understood that Indebtedness shall be deemed to be incurred by the Company or any of its Subsidiaries whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).
“INHAM Exemption” is defined in Section 6.2(e).
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Interest Expense” means, for any period, without duplication, (a) total interest expense of the Company determined on a consolidated basis in accordance with GAAP for such period, including capitalized interest not funded under a construction loan on a consolidated basis, plus (b) the Company’s Ownership Share of total interest expense of Unconsolidated Affiliates determined in accordance with GAAP for such period, including capitalized interest not funded under a construction loan.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance, other extension of credit or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guaranties Indebtedness of such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person or (d) the purchase, acquisition or other investment in any real property or real property-related assets (including, without limitation, mortgage loans and other real estate-related debt investments, investments in land holdings, and costs to construct real property assets under development). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Leasing Rate” means, with respect to any Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property for which the Company, is collecting rent, to (b) the total square footage of such Property available for lease; provided, that, in the case of a Multifamily Property, “Leasing Rate” means the ratio, expressed as a percentage, of (a) the net rentable units of such Multifamily Property for which the Company is collecting rent to (b) the total units of such Multifamily Property available for lease.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.
“Make-Whole Amount” is defined in Section 8.7.
“Marketable Securities” means debt or equity securities that are traded on either NYSE, NYSE Euronext, NASDAQ or another nationally recognized exchange, or that have readily (i.e., recent active trading) verifiable values as determined by the administrative agent under the Credit Agreement.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.
“Material Credit Facility” means, as to the Company and its Subsidiaries, (i) the Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; (ii) that certain Amended and Restated Loan Agreement, dated as of December 10, 2014, by and among the Company, certain financial institutions party thereto, as Lenders, PNC Bank, National Association, as Administrative Agent, and the other parties thereto, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; (iii) that certain Loan Agreement, dated as of December 2, 2015, by and among the Company, certain financial institutions party thereto, as Lenders, PNC Bank, National Association, as Administrative Agent, and the other parties thereto, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and (iv) any other agreement creating or evidencing indebtedness for borrowed money in an amount greater than $200,000,000 entered into on or after the date of this Agreement by the Company, or in respect of which the Company is an obligor or otherwise provides a guarantee or other credit support (excluding, in the case of this clause (iv), any Non-Recourse Indebtedness Facility).
“Material Indebtedness” means Indebtedness that is outstanding in an aggregate principal amount of (i) in respect of Non-Recourse Indebtedness, greater than $75,000,000 or (ii) in the case of Recourse Indebtedness, greater than $50,000,000.
“Material Subsidiary” means any Subsidiary which accounts for more than two percent (2%) of Total Asset Value.
“Maturity Date” is defined in the first paragraph of each Note.
“Maximum Leverage Ratio” means, as of any date, the ratio of (a) Total Indebtedness as of such date to (b) Total Assets as of such date.
“Maximum Secured Indebtedness Ratio” means, as of any date, the ratio of (a) Total Indebtedness secured by an Encumbrance as of such date to (b) Total Assets as of such date.
“Mezzanine Debt Investments” means any mezzanine or subordinated mortgage loans made by the Company or its Subsidiaries to entities that own commercial real estate or to the members, partners, stockholders, etc. of such entities, which real estate has a value in excess of the aggregate amount of such mezzanine debt and any senior debt encumbering such real estate and which has been designated by the Company as a “Mezzanine Debt Investment” in its most recent compliance certificate; provided, however, that any such Indebtedness owed by an Unconsolidated Affiliate or Subsidiary shall be reduced by the Company’s or such Subsidiary’s, as applicable, pro rata share of such Indebtedness.
“Mixed-Use Project” means any mixed-use project that includes or will include a Retail Property and will also include a Multifamily Property and/or an Office Property.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“Multifamily Property” means a Property improved with residential apartments, which may include a Property that is a part of a Mixed-Use Project.
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than the Material Credit Facilities, any derivative or hedging instrument, as permitted under the Material Credit Facilities or this

Agreement) which prohibits or purports to prohibit the creation or assumption of any Encumbrance on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that (i) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge and (ii) the foregoing shall not apply to restrictions or conditions imposed by agreements relating to Indebtedness secured by an Encumbrance permitted hereunder if such restrictions or conditions apply only to the property or assets securing such Indebtedness.
“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods) (a) rents and other revenues received in the ordinary course from such Property (including proceeds from rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent); minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Company and its Subsidiaries and any property management fees); minus (c) the Capital Reserves for such Property as of the end of such period; minus (d) without duplication (i) any actual property management fees paid to an unaffiliated third party during such period and (ii) the management fee charged to the Property for purposes of reporting same-property NOI, but in no event shall the amount of this clause (ii) be less than three percent (3%) of the gross revenues for such Property for such period. For purposes of calculating rents under (a) herein above, (1) for each of the first three fiscal quarters of each fiscal year, NOI shall include the lesser of (A) twenty-five percent (25%) of the budgeted percentage rents for such fiscal year, or (B) twenty-five percent (25%) of the actual percentage rents received by Company in the immediately preceding fiscal year; and (2) for the fourth fiscal quarter of each fiscal year, NOI shall include twenty-five percent (25%) of the percentage rents actually received by Company in such fiscal year.
“Non-Guarantor(s)” means any Subsidiary or Unconsolidated Affiliate of the Company that is not a Subsidiary Guarantor.
“Non-Recourse Indebtedness” means, with respect to a Person, (a) any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person or any other Person personally for repayment, other than to the extent of any security therefor or pursuant to Customary Recourse Exceptions, (b) if such Person is a Single Asset Entity, any Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a Single Asset Holding Company, any Indebtedness of such Single Asset Holding Company resulting from a Guaranty of, or Encumbrance securing, Indebtedness of a Single Asset Entity that is a Subsidiary of such Single Asset Holding Company, so long as, in each case, either (i) the holder of such Indebtedness may not look to such Single Asset Holding Company personally for repayment, other than to the Equity Interests held by such Single Asset Holding Company in such Single Asset Entity or pursuant to Customary Recourse Exceptions or (ii) such Single Asset Holding Company has no assets other than Equity Interests in such Single Asset Entity and cash or cash equivalents and other assets of nominal value incidental to the ownership of such Single Asset Entity.
“Non-Recourse Indebtedness Facility” means any agreement creating or evidencing Non-Recourse Indebtedness which satisfies each of the following conditions: (i) the Non-Recourse Indebtedness has been incurred for the purpose of financing, acquiring, developing, constructing, improving or refinancing of any property, (ii) the Non-Recourse Indebtedness is not secured by any other property other than the property being financed by the Non-Recourse Indebtedness and, for the avoidance of doubt, any other property subject to a Non-Recourse Indebtedness Facility, (iii) for clarification, the Non-Recourse Indebtedness does not consist of a bank revolving or term loan credit facility used to fund working capital and general operations of the Company and its Subsidiaries, and (iv) the Non-Recourse Indebtedness does not include financial covenants the same or similar as in Section 10.8 or any other financial covenants that test the financial condition or performance of the Company and its Subsidiaries.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Notes” is defined in Section 1.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx
“Office Property” means a Property improved with a building or buildings the substantial use of which is office space, which may include a Property that is part of a Mixed-Use Project.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly-Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Pension Plan” means any employee pension benefit plan (other than a Multiemployer
Plan) that is maintained or is contributed to by the Company or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Encumbrances” means, with respect to any asset or property of a Person,
(a)    Encumbrances securing taxes, assessments and other charges or levies imposed by any governmental authority (excluding any Encumbrance imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) which are not at the time required to be paid or discharged under the covenant for payment of taxes and claims;
(b)    the claims of materialmen, mechanics, carriers, warehousemen, landlords or similar claims or liens for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not more than sixty (60) days past due or are being contested in good faith;
(c)    Encumbrances consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar applicable laws;
(d)    Encumbrances consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the marketability of such property or impair the intended use thereof in the business of such Person;

(e)    the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person;
(f)    Encumbrances in favor of the holders of the Notes, the Administrative Agents and Lenders under and as defined in the Material Credit Facilities and each provider of derivative or hedging products, as permitted under the Material Credit Facilities, in each case on a pari passu basis as provided in the second sentence to Section 10.5;
(g)    Encumbrances in existence as of the date hereof and set forth on Schedule 10.5 attached hereto;
(h)     Encumbrances securing Indebtedness permitted under Section 10.8(b);
(i)    Encumbrances securing inter-company Indebtedness provided and held by Company or a Subsidiary Guarantor, which Encumbrance has not been assigned, pledged, or encumbered by Company or such Subsidiary Guarantor;
(j)     UCC protective filings;
(k)     non-consensual Encumbrances of less than $1,500,000 per asset or Property, or $5,000,000 in the aggregate; and
(l)     such other Encumbrances as permitted hereunder.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
“Property” means a parcel (or group of related parcels) of real property owned or developed (or to be developed) by the Company, any Subsidiary or any Unconsolidated Affiliate or in which Company, any Subsidiary or any Unconsolidated Affiliate has a leasehold interest.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“PTE” is defined in Section 6.2(a).
“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“QPAM Exemption” is defined in Section 6.2(d).
“Recourse Indebtedness” means, with respect to any Person as of any date, Indebtedness of such Person that is not Non-Recourse Indebtedness.
“Redevelopment Property” means a Property, other than a Development Property, (a) on which a portion of the land and/or all or a portion of the existing building or other improvements are undergoing renovation, expansion and/or redevelopment and for which any of the following has occurred (i) construction has commenced, or (ii) the Company, any Subsidiary or any Unconsolidated Affiliate, as the case may be, has entered into a binding construction contract or (iii) the Company, any Subsidiary or any Unconsolidated Affiliate, as the case may be, has entered into a binding agreement by an anchor tenant to enter into a lease of any such Property and (b) either (i) that has not achieved a leasing rate of eighty percent (80%) or more or (ii) on which the improvements (other than tenant improvements on unoccupied space) related to the renovation and redevelopment have not been substantially completed. The term “Redevelopment Property” shall include Property of the type described in the immediately preceding sentence to be (but not yet) acquired by any such Person upon completion of construction pursuant to a contract in which the seller of such Property is required to renovate prior to, and as a condition precedent to, such acquisition or Property being developed by third parties with related indebtedness that the Company, any Subsidiary or any Unconsolidated Affiliate has guaranteed or as to which any such Person is otherwise obligated. A Redevelopment Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been substantially completed for at least twelve (12) months shall cease to constitute a Redevelopment Property notwithstanding the fact that such Property has not achieved a leasing rate of at least eighty percent (80%). Where gross leasable area is being added, expanded, renovated or reconfigured within an existing income producing Property, for purposes of calculating Total Asset Value, such Property shall only be considered a Redevelopment Property to the extent of the gross leasable area being added, expanded, renovated or reconfigured.
“REIT” is defined in Section 5.19.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of the Notes then owned by the Company or any of its Affiliates); provided, that, prior to the First Closing, the Series A Notes and the Series B Notes to be acquired at the First Closing and the Second Closing, as applicable, shall be deemed to be then outstanding and held by the Purchasers with respect to such Series A Notes and Series Notes, and after the First Closing and prior to the Second Closing, the Series B Notes to be acquired at the Second Closing shall be deemed to be then outstanding and held by the Purchasers with respect to such Series B Notes.
“Responsible Officer” means with respect to the Company or any Subsidiary, the chief executive officer, the president and the chief financial officer of the Company or such Subsidiary.
“Restricted Payments” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interest to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Company or any of its Subsidiaries now or hereafter outstanding; (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt to the extent not permitted by the express subordination terms related thereto; and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Company or any of its Subsidiaries now or hereafter outstanding.
“Retail Property” means a Property improved with a building or buildings the substantial use of which is retail space, which may include a Property that is part of a Mixed-Use Project.
“SEC” means the Securities and Exchange Commission of the United States of America, or any successor thereto.
“Second Closing” is defined in Section 3.
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
“Series” means each of the Series A Notes and Series B Notes.
“Series A Notes” is defined in Section 1.
“Series B Notes” is defined in Section 1.
“Single Asset Entity” means a Person (other than an individual) that (a) only owns or ground leases pursuant to an Eligible Ground Lease a Property and/or cash or cash equivalents and other assets of nominal value incidental to such Person’s ownership of such Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities and (ii) cash or cash equivalents and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement (such an entity, a “Single Asset Holding Company”).
“Single Asset Holding Company” has the meaning set forth in the definition of Single Asset Entity.
“Source” is defined in Section 6.2.
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” means the Subsidiary Guaranty Agreement in the form of Schedule 2, as may be amended, modified or supplemented from time to time.
“Subordinated Debt” means Indebtedness for money borrowed of the Company or any of its Subsidiaries subject to payment terms and subordination provisions acceptable to the Required Holders in their sole discretion.
“Substantial Amount” means an amount equal to thirty percent (30%) of total consolidated assets (exclusive of depreciation) at such time of the Company and its Subsidiaries determined on a consolidated basis determined as of the end of the then most recently ended fiscal year of the Company.
“Substitute Purchaser” is defined in Section 21.
“SVO” means the Securities Valuation Office of the NAIC or any successor to such office.
“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) cash and cash equivalents (other than tenant deposits and other cash and cash equivalents that are subject to an Encumbrance (other than ordinary course bankers’ liens, rights of setoff or similar liens for accrued and unpaid fees and for other amounts owing with respect to cash management and operating account agreements) or a Negative Pledge or the disposition of which is restricted in any way, but including cash held by an exchange agent or similar person in connection with a 1031 exchange or similar transaction); plus (b) the quotient of (i) EBITDA of the Company and its Subsidiaries for the fiscal quarter most recently ended multiplied by four (4), divided by (ii) the Capitalization Rate; plus (c) EBITDA from management activities for the fiscal quarter most recently ended multiplied by four (4), divided by twenty percent (20%); plus (d) with respect to each Property that is an Eligible Property acquired during the six (6) fiscal quarters most recently ended, either (i) the GAAP book value of such Property or, (ii) if the Company has so elected (provided, that following any such election such Property may not thereafter be valued at GAAP book value under this clause (d)), NOI for the quarter most recently ended multiplied by four (4) divided by the Capitalization Rate; plus (e) the contractual purchase price of Properties of the Company and its Subsidiaries, subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Total Indebtedness; plus (f) the GAAP book value of all Development Properties and Redevelopment Properties; plus (g) the GAAP book value of Unimproved Land; plus (h) the Fair Market Value of Marketable Securities owned by the Company and its Subsidiaries; provided, however, that if more than five percent (5%) of the Total Asset Value is attributable to Marketable Securities, then the value of such Marketable Securities in excess of five percent (5%) of Total Asset Value shall be limited solely to the market value of common or preferred shares of companies domiciled in the United States (i.e., no ADR’s), and listed on the NYSE, NASDAQ or other recognized United States exchange and quoted on at least a daily basis on such exchange, unless such Marketable Securities are debt securities, in which case such securities shall be valued at the lesser of (i) the cost or (ii) the market value of such securities, which debt securities in any event must have an Investment Grade Rating and issued by companies domiciled in the United States; plus (i) the GAAP book value of First Mortgage Receivables and Mezzanine Debt Investments; plus (j) the face amount of any loans or other advances made to qualified intermediaries or similar Persons in connection with a 1031 exchange or similar transaction.  For purposes of calculating EBITDA in clauses (b) and (c) above, (i) for each of the first three (3) fiscal quarters of each fiscal year, EBITDA shall include the lesser of (A) twenty-five percent (25%) of the budgeted percentage rents for such fiscal year or (B) twenty-five percent (25%) of the actual percentage rents received by the Company in the immediately preceding fiscal year and (ii) for the fourth fiscal quarter of each fiscal year, EBITDA shall include twenty-five percent (25%) of the percentage rents actually received by the Company in such fiscal year.  The Company’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in clause (a)) will be included in the calculation of Total Asset Value consistent with the above described treatment for wholly owned assets.  EBITDA attributable to (a) Properties under clause (d) above, (b) Properties that were Development Properties or Redevelopment Properties at the end of such fiscal quarter, and (c) revenue from interest and dividends paid from Marketable Securities, including, without limitation, dividend revenue received from Affiliates shall not be included in the calculation of EBITDA under clause (b) above.  Notwithstanding the foregoing, for purposes of determining Total Asset Value, to the extent the amount of Total Asset Value attributable to (A) Properties leased under ground leases would exceed ten percent (10%), (B) Unimproved Land would exceed five percent (5%), (C) Marketable Securities would exceed ten percent (10%) and (D) capitalized management fees would exceed ten percent (10%), such excess with respect to either clause (A), (B), (C) or (D) shall be excluded.
“Total Assets” as of any date, means the sum of (i) the Undepreciated Real Estate Assets and (ii) all of the Company’s and its Subsidiaries’ other assets determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable and intangibles).
“Total Budgeted Costs” means, as of any determination date, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Company, a Subsidiary or an Unconsolidated Affiliate with respect to such Development Property (excluding, for the avoidance of doubt, Redevelopment Properties), including, without limitation, all amounts budgeted with respect to all of the following: (a) acquisition of land and any related improvements; (b) a reasonable and appropriate reserve for construction interest (solely in the event any such construction will be funded with third party construction financing); (c) a reasonable and appropriate operating deficit reserve; (d) tenant improvements; (e) leasing commissions; and (f) other hard and soft costs associated with the development of such Property; provided that the Company may net out funds reasonably expected to be received with respect to reimbursements of tenant improvement costs and proceeds received from out-parcel sales. With respect to any Development Property to be developed in more than one phase, the Total Budgeted Cost shall exclude budgeted costs (other than costs relating to acquisition of land and related improvements) to the extent relating to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract has not been entered into by the Company, any other Subsidiary or any Unconsolidated Affiliate, as the case may be.
“Total Indebtedness” means all Indebtedness of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Total Unencumbered Assets” means the sum of (i) the Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all of the Company’s and its Subsidiaries’ other assets not subject to an Encumbrance for borrowed money determined in accordance with GAAP (but excluding accounts receivable and intangibles); provided, however, that all investments by the Company or its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from the calculation of Total Unencumbered Assets to the extent that such investments would have otherwise been included.
“Total Unsecured Indebtedness” means all Unsecured Indebtedness of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis or cost method of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
“Undepreciated Real Estate Assets” as of any date, means the cost (original cost plus capital improvements) of the Company’s and its Subsidiaries’ real estate assets on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.
“Unencumbered Adjusted NOI” means, for any period with respect to all Eligible Properties (a) NOI from all wholly-owned Properties as adjusted for any non-recurring items during the reporting period, plus (b) Company’s Ownership Share of NOI from Controlled Properties, minus (c) Capital Reserves for such period.
“Unencumbered Interest Coverage Ratio” means, as of any date, the ratio of (a) Unencumbered Adjusted NOI as of such date to (b) Unsecured Interest Expense as of such date.

“Unencumbered Leverage Ratio” means, as of any date, the ratio of (a) Total Unencumbered Assets as of such date, to (b) Total Unsecured Indebtedness as of such date.
“Unimproved Land” land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the following twelve months.
“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.
“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not secured by any Encumbrance upon any of such Person’s properties; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.
“Unsecured Interest Expense” means, with respect to a Person and for any period, all Interest Expense of such Person for such period attributable to Unsecured Indebtedness.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Wholly-Owned” means, with respect to the ownership by any Person of any Property, that one hundred percent (100%) of the title to such Property is held in fee directly or indirectly by, or one hundred percent (100%) of such Property is ground leased pursuant to an Eligible Ground Lease directly or indirectly by, such Person.
“Wholly-Owned Subsidiary” means, with respect to any Person on any date, any corporation, partnership, limited liability company or other entity of which one hundred percent (100%) of the Equity Interests and one hundred percent (100%) of the ordinary voting power are, as of such date, owned and Controlled, directly or indirectly, by such Person.

[FORM OF SERIES A NOTE]
EQUITY ONE, INC.
3.81% SENIOR UNSECURED NOTE SERIES A DUE [____]1, 2026
No. RA-[___]    [Date]
$[_______]    PPN 294752 A*1
FOR VALUE RECEIVED, the undersigned, EQUITY ONE, INC. (herein called the “Company”), a Maryland corporation, hereby promises to pay to [_______], or registered assigns, the principal sum of [_______] DOLLARS (or so much thereof as shall not have been prepaid) on [____]2, 2026 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of 3.81% per annum from the date hereof, payable semiannually, on the [___] day of [_____] and [_____]3 in each year, commencing with the payment date next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to 5.81%, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of the Senior Unsecured Notes Series A (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of April 20, 2016 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

[1]	Maturity will be 10 years from the date of issuance of the Note.

[2]	Maturity will be 10 years from the date of issuance of the Note.

[3]
Semi‑annual dates for interest payments are determined as follows: (i) the payment day will be the corresponding day for the issuance of the Notes, and (ii) the payment months will be, with respect to the first semi‑annual payment month, the month which is six‑months from the month of issuance and, with respect to the second semi‑annual payment month, the corresponding month for the issuance of the Notes.

SCHEDULE 1-A
(to Note Purchase Agreement)

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

EQUITY ONE, INC.

By
Name:
Title:

1-A-2

[FORM OF SERIES B NOTE]
EQUITY ONE, INC.
3.91% SENIOR UNSECURED NOTE SERIES B DUE [____]4, 2026
No. RB-[___]    [Date]
$[_______]    PPN 294752 A@9

FOR VALUE RECEIVED, the undersigned, EQUITY ONE, INC. (herein called the “Company”), a Maryland corporation, hereby promises to pay to [_______], or registered assigns, the principal sum of [_______] DOLLARS (or so much thereof as shall not have been prepaid) on [_____]5, 2026 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of 3.91% per annum from the date hereof, payable semiannually, on the [___] day of [_____] and [_____]6 in each year, commencing with the payment date next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to 5.91%, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of the Senior Unsecured Notes Series B (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of April 20, 2016 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

[4]	Maturity will be 10 years from the date of issuance of the Note.

[5]	Maturity will be 10 years from the date of issuance of the Note.

[6]
Semi‑annual dates for interest payments are determined as follows: (i) the payment day will be the corresponding day for the issuance of the Notes, and (ii) the payment months will be, with respect to the first semi‑annual payment month, the month which is six‑months from the month of issuance and, with respect to the second semi‑annual payment month, the corresponding month for the issuance of the Notes.

SCHEDULE 1-B
(to Note Purchase Agreement)

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

EQUITY ONE, INC.

By
Name:
Title:

1-B-2